UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

OPHTHOTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor
New York, New York 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On January 5, 2017, Ophthotech Corporation (“Ophthotech”) provided written notice to Ajinimoto Althea, Inc. (“Althea”), terminating the Capacity Reservation Agreement (the “CRA”) entered into as of October 31, 2016 by and between Ophthotech and Althea. Under the CRA, Althea had committed to make available to Ophthotech certain minimum guaranteed capacity on a high-speed fill/finish line to be installed by Althea in a new manufacturing facility in San Diego, California, in exchange for Ophthotech providing capacity reservation fee payments. Prior to executing the CRA, Ophthotech had made non-refundable payments of approximately $1.6 million with respect to its commitment under the CRA to support certain engineering activities with respect to the high-speed fill/finish line. Upon the termination of the CRA, Ophthotech’s remaining financial commitments under the CRA were cancelled. Ophthotech is not responsible for any early termination penalties or further monetary obligations on account of the termination of the CRA.

Under the terms of the CRA, Ophthotech had the option to terminate the CRA within 30 days following the date on which Ophthotech first publicly announced the initial, top-line data from its two Phase 3 clinical trials of Fovista® in combination with Lucentis® as compared with Lucentis monotherapy for the treatment of wet age-related macular degeneration (the “data announcement date”). The data announcement date occurred on December 12, 2016.

On October 31, 2016, Ophthotech and Althea also entered into a Clinical and Commercial Services Agreement (“Services Agreement”). Pursuant to the Services Agreement, Althea agreed to provide clinical and commercial fill/finish services for Ophthotech’s product candidates Fovista® and Zimura®, as well as any future product candidates that the parties may mutually agree. The Services Agreement remains in effect notwithstanding the termination of the CRA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 6, 2016	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary